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                   SENIOR EXECUTIVE AGREEMENT


An Agreement made in Barcelona on October twenty-three nineteen ninety six.

                             BETWEEN

Of the one part:

MR. BARRY H. BERACHA, a US citizen, of legal age, executive, with address at 12843 Topping Manor Drive, St. Louis, MO. and provided with passport no. H 340775.

Of the other part:

MR. JAVIER ARGENTE ARINO, a Spanish national, of legal age, married, engineer, with address at Mare de Deu de Nuria 24-26, 08017 Barcelona and provided with national identity card no.
46.219.014-P.

                            THEY ACT

MR. BARRY H. BERACHA, on behalf of BIMBO, S.A., a Spanish corporation having its registered office at Granollers, Carretera de Barcelona s/n, organized in public deed executed on 7 March, 1964 before the Notary of Barcelona Mr. Luis Felez, recorded in the Commercial Registry of Barcelona (hereinafter the "COMPANY"). The COMPANY is a subsidiary of The Earthgrains Company, with address at 8400 Maryland Avenue, St. Louis MO 63105-3668, USA (the "EARTHGRAINS COMPANY").

MR. JAVIER ARGENTE ARINO, (hereinafter the "EXECUTIVE"), in his own name and right. Mr. Argente expressly accepts that the contents of this document form an integral part of his employment contract with the COMPANY and undertakes, on the basis of the principle of good faith, to comply with the terms set forth herein.

                             WHEREAS

The two parties wish to regulate the terms and conditions governing the position of "Consejero Delegado" (Chief Executive Officer-CEO-) to be held by the EXECUTIVE.

NOW, THEREFORE, mutually acknowledging their legal capacity to contract and undertake obligations, particularly for this contract, the parties agree to regulate their reciprocal obligations in accordance with the provisions of Royal Decree 1382/1985 and the following

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                             CLAUSES

ONE. - APPOINTMENT AND TERM OF OFFICE
       ------------------------------

1.1 The EXECUTIVE renders his services to the COMPANY as "Consejero Delegado" (Chief Executive Office -CEO-) as from 22
March 1996 under the terms of the Royal Decree 1382/1985.

1.2 This contract will expire on December 31, 1998. However, it will be subject to successive three year renewal terms, unless the COMPANY delivers notice of termination in writing at least three months before the referred date or expiration of any of the three year extensions.

TWO. - RECOGNITION OF LENGTH OF SERVICE
       --------------------------------

The COMPANY recognizes the EXECUTIVE a length of service, for all effects, including termination of this contract, as from 15 June
1987 on which date he joined the company as executive assistant to the Chairman.

THREE. - DUTIES AND OBLIGATIONS
         ----------------------

The EXECUTIVE shall exercise the powers and authority corresponding to the position of "Consejero Delegado" (Chief Executive Officer - CEO-) with the diligence expected from a senior executive and in accordance with the applicable rules and regulations governing said position.

Throughout the term of this Agreement, and without prejudice to the obligations and responsibilities inherent in the position held by the EXECUTIVE, the latter shall:

a) Devote the necessary attention to his duties within the COMPANY, serving the latter faithfully with his knowledge and experience, and use his best endeavors to promote the interests and appropriate development of the COMPANY.

b) Meet and comply with all reasonable demands of the administrative bodies of the COMPANY, providing such explanations, information and assistance as may be required of him in respect of his duties and activities within the COMPANY.

c) Not to undertake any other activities that may be detrimental to the adequate performance of his obligations hereunder.

d) Unless expressly authorized by the Board of Directors of the COMPANY, not to perform any work other than that contemplated in this contract, nor act as manager or executive of any company other than the COMPANY or its subsidiaries.

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e)   Inform the Board of Directors of the COMPANY of any
     remuneration that he may obtain, directly or indirectly, as a result of any commitment or opportunity arising by virtue of his position in the COMPANY.

f) With the effects contemplated in Spanish law, expressly accept his full, exclusive devotion to the COMPANY during the term of his employment contract with same. In particular, the EXECUTIVE may not render his services either directly or indirectly or through any intermediary, whether an individual or a company, to any other firm, company or individual in competition with THE EARTHGRAINS COMPANY or the COMPANY and, in particular, with the business of production, marketing and distribution of bread and pastry. This obligation will also apply after termination of this agreement if this is due to the EXECUTIVE leaving the COMPANY before December 31, 1998 in which case this obligation shall expire upon the referred date.

     The obligation contemplated in the proceeding paragraph is compensated with the remuneration received from the COMPANY, since it is expressly agreed that said remuneration includes the corresponding compensation.

g) The holding of any position or office in subsidiaries or associated companies of the COMPANY are excepted from the prohibitions established in paragraphs c), d) and f) above.

FOUR. - REMUNERATION AND REIMBURSEMENT FOR EXPENSES
        -------------------------------------------

4.1. The EXECUTIVE shall receive a minimum gross annual base sum of thirty million pesetas (Ptas. 30,000,000) as remuneration for his services.

This remuneration shall be paid in fifteen (15) installments: one in each of the twelve calendar months and three additional installments, payable in May, July and December.

The gross annual base remuneration shall compensate and include all sums the EXECUTIVE is entitled to by virtue of applicable provisions of law, regulations or collective agreements, and any sum corresponding to taxes, social security contributions or similar shall be deducted therefrom.

4.2. The EXECUTIVE shall also be entitled to:

a) Life insurance, covering, in the event of death, three times the gross annual fixed remuneration received at the time of death.

b) Accident insurance covering a total of three times the gross annual fixed remuneration in the event of permanent disability to a minimum degree, and one year's salary in the event of death.

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c)   Stock options and grants on the shares in THE EARTHGRAINS
     COMPANY, according to the scheme of the COMPANY.

d) Medical insurance, according to specific scheme for the COMPANY management.

e) An annual bonus based on the terms and conditions that the parties may agree from time to time.

f) Retirement indemnity at the age of 65 years, in a sum equivalent to one year's salary at the gross annual fixed remuneration, plus the average variable bonus received in the last three years, provided that he has been in effective service within the COMPANY for at least fifteen years and is still employed by the COMPANY or the EARTHGRAINS COMPANY at the time of retirement.

4.3. Furthermore, the EXECUTIVE shall be reimbursed for any expenses incurred in acts of representation and travel in fulfillment of his obligations within the COMPANY, which expenses shall be duly justified. The EXECUTIVE shall have the use of a credit card against an account of the COMPANY, which he shall use exclusively for the payment of expenses attributable to said COMPANY, complying with the traditional company rules in this respect.

FIVE. - INDEMNIFICATION AGREEMENT
        -------------------------

It is expressly agreed that the AGREEMENT signed on 27 March 1996 between THE EARTHGRAINS COMPANY and the EXECUTIVE, attached as Annex I hereto, is deemed incorporated in this contract and, therefore, forms an integral part hereof.

SIX. - CONFIDENTIALITY AND TRADE SECRETS
       ---------------------------------

During such term as this contract shall remain in effect, the EXECUTIVE shall not disclose to any other person or company, in Spain or overseas, any information concerning the affairs, business, contracts, finance, commercial contracts, clients or any other matters relating to the COMPANY without express authorization by the latter, save as may be required in the performance of his duties or when such disclosure shall benefit the COMPANY, and shall take such measures as may be necessary to prevent the publication of any trade secrets, know-how or information.

6.1. Both during the effective term of his contract with the COMPANY and after termination thereof, he shall keep strictly secret all confidential information regarding the details and peculiarities of the operations and business of the COMPANY and/or its subsidiaries and associated companies, that is, any information of whatsoever nature that is not general knowledge outside the COMPANY.

6.2. The obligation to keep trade secrets means that he shall not make use of any information regarding the transactions or potential transactions of the COMPANY and shall not

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     disclose to anyone, save as duly authorized by the latter, any confidential information or trade secret regarding the activities of the COMPANY or its associates, nor provide any information whatsoever on any inventions, research, commercial plans or market surveys made or undertaken by or for the COMPANY and/or its subsidiaries or associated companies.

6.3. In any case, he undertakes to leave at the disposal of the COMPANY all documents, samples, materials, drawings or plans relating to the activities of the latter that he may have in his possession when his employment therein shall cease.

6.4. Any default of the trade secrecy obligation established in this clause shall be deemed fair grounds for dismissal and the COMPANY may, if it deems fit, claim for the relevant compensation for damages.

SEVEN. - PROFESSIONAL ETHICS
         -------------------

The EXECUTIVE shall, in his relations with the personnel and clients of the COMPANY, act strictly in accordance with the internationally recognized rules of professional conduct and ethics.

EIGHT. - AMENDMENTS TO CONTRACT
         ----------------------

Any modification of amendment of the clauses of this contract shall be made in writing.

NINE. - BREACH OF CONTRACT
        ------------------

The EXECUTIVE accepts that any default by him of the diligence expected from a senior executive or of the terms and conditions of this Agreement with the COMPANY shall represent a breach of trust and, consequently, shall be deemed as fair grounds for termination of this Agreement, without prejudice to any actions that the COMPANY may bring against him for damages.

TEN. - TERMINATION OF THE CONTRACT
       ---------------------------

10.1 NON-RENEWAL
     -----------

Should the COMPANY decide not to renew the Agreement at the end of the term provided in clause 1.2, it will pay the EXECUTIVE an amount equal to 1,5 (one and a half) years' cash salary.

If the COMPANY does not renew the Agreement after December 31, 2001 or any of the subsequent three year terms, then the EXECUTIVE will be entitled to a compensation of 2 (two) years' cash salary.

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These amounts will include and cover any and all other payments the
EXECUTIVE may be entitled to by law and will in no way exceed the total amount of 2 (two) years' cash gross annual base remuneration, except for accrued and not yet paid pro-rata installment payments ("pagas proporcionales") of such remuneration and for accrued and not yet paid bonuses (under clause 4.2.e).

10.2 VOLUNTARY TERMINATION
     ---------------------

Either party may terminate the special labor relationship regulated herein at any time, serving written notice to the other party at least three months in advance. In the event of voluntary termination by the COMPANY, clause 10.6 will apply.

10.3 DISMISSAL
     ---------

The COMPANY may terminate the employment contract at any moment with no need for any advance notice in the event of a serious breach of contract by the EXECUTIVE or default of the diligence expected from a senior executive. If the COMPANY's decision is declared fair, the EXECUTIVE shall not be entitled to the severance payment established in the following paragraph.

10.4 SEVERANCE PAYMENT FOR UNFAIR DISMISSAL
     --------------------------------------

a) If the dismissal is declared unfair, or if the COMPANY voluntarily terminates the Agreement in accordance with clause 10.2, or if the termination is made on the grounds of redundancy, the EXECUTIVE shall be entitled to severance pay in a sum equivalent to forty-five days' salary in cash per year of service with a maximum of 24 months' salary. The salary for this purpose shall be the gross annual base remuneration in cash received at the time of termination plus the average annual payments in cash made in respect of the variable bonus over the last three years.

b) By way of exception, if before 31 December 1998 the COMPANY unfairly dismisses the EXECUTIVE, voluntarily terminates the Agreement in accordance with clause 10.2 or if the termination is made on the grounds of redundancy, the EXECUTIVE will be entitled to the highest of: (i) the amount resulting from the calculation under paragraph a) above or (ii) the gross annual base remuneration under clause 4.1 to be accrued between the time the Agreement terminates and 31 December 1998.

10.5 AMOUNTS COVERED BY SEVERANCE PAYMENT
     ------------------------------------

Any severance payment or other payment made to EXECUTIVE under this clause should be offset by any other payments upon severance and thus will include and cover any such payments, including for termination of a previous labor relationship, whether those payments are mandated by law, contract or by the EARTHGRAINS
COMPANY or the COMPANY policies.

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10.6 RIGHT TO OPT
     ------------

In the event of non renewal or voluntary termination by the COMPANY under Clause 10.1 or 10.2 above, the EXECUTIVE may opt between: (a) receiving the compensation established in clause 10.1 for the case of non renewal of 10.4 for the case of voluntary termination respectively or (b) returning to the position of "Director General" held prior to his appointment as "Consejero Delegado" (Chief Executive Officer -CEO-).

After opting to return to the post of General Manager, the EXECUTIVE may resign from such position during the following six months, in which case he would receive compensation as per clause
10.1 or 10.4 above as the case may be, with the same seniority as agreed in Clause 2.

ELEVEN. - NON-COMPETITION
          ---------------

In the event this Agreement be terminated on any ground whatsoever, the parties agree that the COMPANY may request from the EXECUTIVE that the EXECUTIVE shall not enter into competition with the COMPANY for a maximum term of two years immediately after the termination of this Agreement. The decision with regard to such request and term of duration (up to the said maximum of two years) shall exclusively correspond to the COMPANY, which at its sole discretion may request or waive its right of requesting compliance with such non competition obligation by the EXECUTIVE, as well as fix the duration period of said non-competition obligation.

In case that the COMPANY decides to request the compliance with the non-competition obligation, the EXECUTIVE shall be entitled to receive an amount equal to the EXECUTIVE's average gross annual base cash remuneration be enforced, payable at the end of each quarter. However, any amounts paid to the EXECUTIVE upon termination or non renewal of the Agreement under clause 10 will be offset from the compensation EXECUTIVE would be entitled to under this clause with regard to the non-competition obligation, deduction being made from the first quarterly payments.

In the event of breach of this obligation by the EXECUTIVE, the COMPANY shall be entitled to demand the repayment of all amounts paid under the provisions of the foregoing paragraph, plus legal interest in those amounts. Furthermore, the COMPANY may demand payment of a compensation amounting to the last annual salary received by the EXECUTIVE.

TWELVE. - RETURN OF COMPANY PAPERS
          ------------------------

Upon termination of this contract, the EXECUTIVE shall return to the COMPANY all correspondence, documents, client lists, reports, files and any other property belonging to the COMPANY, and all copies that he may have in his possession or under his control, which shall at all times be the execlusive property of the COMPANY, and the EXECUTIVE waives any rights that he may have by virtue of the temporary possession or control of the aforesaid information or objects.

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THIRTEEN. - APPLICABLE LAW AND JURISDICTION
            -------------------------------

In all respects not contemplated herein, the parties shall abide by the applicable provisions of Spanish law or regulations. The parties expressly agree to submit any issues or actions filed or arising from or in relation to the interpretation, fulfillment or default of the terms and conditions set forth herein to the courts and tribunals of Barcelona, with express waiver of any other jurisdiction that may correspond to them.

In witness whereof, the parties execute this agreement in three counterparts, at the date and place first above mentioned.




THE COMPANY                                         THE EXECUTIVE

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